Exhibit 10.5
Execution Version
FIRST AMENDMENT TO MASTER AGREEMENT
     THIS FIRST AMENDMENT TO MASTER AGREEMENT (this “Amendment”) dated as of April 13, 2006 by and among BASTOGNE, INC., a Nevada corporation (“SPV”), CHECKFREE SERVICES CORPORATION, a Delaware corporation (“Servicer”), CHECKFREE CORPORATION, a Delaware corporation (the “Parent”), but solely in its capacity as Parent under Sections 7.2, 7.7, 7.9, 7.16, 7.18 and 9.7 of the Master Agreement, as amended hereby, and SUNTRUST BANK, a Georgia state-chartered commercial bank (“Bank”).
     WHEREAS, SPV, Servicer and the Bank are parties to that certain Master Agreement dated as of August 5, 2003 (the “Master Agreement”);
     WHEREAS, SPV, Servicer and the Bank desire to amend certain provisions of the Master Agreement on the terms and conditions contained herein; and
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto hereby agree as follows:
     Section 1. Specific Amendments to Master Agreement. The parties hereto agree that the Master Agreement is amended as follows:
     SUBPART (a) Article I of the Master Agreement is hereby amended by deleting in their entirety the defined terms “Consolidated EBITDA”, “Consolidated Net Debt”, “Consolidated Tangible Net Worth”, “Consolidated Net Income”, “Consolidated Interest Expense”, “Consolidated Rent,” “Material Adverse Change,” and “Permitted Lien” and by adding the following defined terms in substitution or in addition thereof or thereto, as applicable:
          “Consolidated EBITDA” shall mean, for the Parent and its Subsidiaries for any period, an amount equal to the sum of (i) Consolidated Net Income for such period plus (ii) to the extent deducted in determining Consolidated Net Income for such period, (A) Consolidated Interest Expense, (B) income tax expense determined on a consolidated basis in accordance with GAAP, (C) depreciation and amortization determined on a consolidated basis in accordance with GAAP, (D) write-downs of in- process research and development costs determined on a consolidated basis in accordance with GAAP, (E) non-recurring cash charges determined on a consolidated basis in accordance with GAAP in an amount not to exceed 10% of Consolidated EBITDA (excluding this clause (E)), and (F) all other non-cash charges (including write-down of assets) determined on a consolidated basis in accordance with GAAP, in each case for such period; provided, however, that with respect to any Person, or substantially all of the assets of a Person, that is no longer a Subsidiary of the Parent or its Subsidiaries or became a Subsidiary of the Parent or its Subsidiaries, or was merged with or consolidated into, or acquired by, the Parent or its Subsidiaries during such period, Consolidated EBITDA shall also exclude or include, as the case may be, subject to the Bank’s reasonable satisfactory review, the Consolidated EBITDA of such Person or the Consolidated EBITDA attributable to such assets of such Person during such period as if such Person or assets were sold or acquired as of the first day of such period.
          “Consolidated EBITDAR” shall mean, for the Parent and its Subsidiaries for any period, an amount equal to the sum of (i) Consolidated EBITDA for such period and (ii) Consolidated Lease Expense for such period.
          “Consolidated Fixed Charges” shall mean, for the Parent and its Subsidiaries for any period, the sum (without duplication) of (i) Consolidated Interest Expense for such period and (ii) Consolidated Lease Expense for such period.
          “Consolidated Interest Expense” shall mean, for the Parent and its Subsidiaries for any period determined on a consolidated basis in accordance with GAAP, the sum of (i) total interest expense in connection with Indebtedness, including without limitation the interest component of any payments in respect of Capital Lease Obligations capitalized or expensed during such period (whether or not actually paid during such period) plus (ii) the net amount payable (or minus the net amount receivable) with respect to Swap Contracts relating to the hedging of interest expense described in clause (i) above during such period (whether or not actually paid or received during such period).
          “Consolidated Lease Expense” shall mean, for the Parent and its Subsidiaries for any period, the aggregate amount of fixed and contingent rentals payable with respect to leases of real and personal property (excluding Capital Lease Obligations) determined on a consolidated basis in accordance with GAAP for such period.
          “Consolidated Net Income” shall mean, for the Parent and its Subsidiaries for any period, the net income (or loss) of the Parent and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding therefrom (to the extent otherwise included therein) (i) any extraordinary or non-recurring gains or losses, (ii) any gains attributable to write-ups of assets, (iii) any equity interest of the Parent or any Subsidiary of the Parent in the unremitted earnings of any Person that is not a Subsidiary and (iv) any income (or loss) of any Person or assets of any Person accrued after the date such Person ceased to be a Subsidiary or such assets were sold or otherwise disposed of by such Person; provided, however, that Consolidated Net Income shall include therein (to the extent otherwise excluded therefrom) any income (or loss) of any Person accrued prior to the date it became a Subsidiary, or was merged into or consolidated with the Parent or any Subsidiary, or the date that such Person’s assets are acquired by the Parent or any Subsidiary.
          “Consolidated Total Debt” shall mean, as of any date, all Indebtedness of the Parent and its Subsidiaries measured on a consolidated basis on such date, excluding (a) Indebtedness of the type described in clause (xi) of the definition of Indebtedness and

(b) Letters of Credit in an aggregate amount not to exceed $10,000,000 which Letters of Credit do not secure Indebtedness.
          “Construction Agreement” shall mean that certain Construction Agency Agreement dated as of April 13, 2006 by and between Parent and Bank, as lessor, as the same may be amended, modified or supplemented from time to time.
          “Credit Agreement” shall mean that certain Credit Agreement dated as of April 13, 2006 by and among the Parent, the other Borrowers named therein, the Lenders named therein and the Bank, as Administrative Agent, as the same may be amended, modified or supplemented from time to time.
          “Fixed Charge Coverage Ratio” shall mean, as of any date, the ratio of (a) Consolidated EBITDAR to (b) Consolidated Fixed Charges, in each case measured for the four consecutive Fiscal Quarters ending on or immediately prior to such date.
          “Fiscal Year” shall mean any fiscal year of the Parent.
          “Leverage Ratio” shall mean, as of any date, the ratio of (i) Consolidated Total Debt as of such date to (ii) Consolidated EBITDA for the four consecutive Fiscal Quarters ending on or immediately prior to such date.
          “Letter of Credit” shall mean any letter of credit issued pursuant to the Credit Agreement.
          “Material Adverse Change” shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singularly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, a material adverse change in, or a material adverse effect on, (i) the business, results of operations, financial condition, assets, or liabilities of the Parent and its Subsidiaries taken as a whole (except by reason of a general decline in macroeconomic conditions or in the payment processing sector), (ii) the ability of the Parent, Services and SPV to perform any of their respective obligations under this Agreement, (iii) the rights and remedies of the Bank under this Agreement or (iv) the legality, validity or enforceability of this Agreement.
          “Material Adverse Effect” shall mean that a Material Adverse Change has occurred or is threatened with respect to (i) the business, results of operations, financial condition, assets, or liabilities of the Parent and its Subsidiaries taken as a whole (except by reason of a general decline in macroeconomic conditions or in the payment processing sector), (ii) the ability of the Parent, Services and SPV to perform any of their respective obligations under this Agreement, (iii) the rights and remedies of the Bank under this Agreement or (iv) the legality, validity or enforceability of this Agreement.
          “Permitted Lien” shall mean:

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          (i) Liens imposed by law for taxes not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;
          (ii) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen and similar Liens arising by operation of law in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;
          (iii) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;
          (iv) deposits or pledges to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
          (v) judgment and attachment liens not giving rise to an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP; and
          (vi) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Parent and its Subsidiaries taken as a whole;
provided, that the term “Permitted Lien” shall not include any Lien securing Indebtedness.
          “Replacement Credit Agreement” shall mean any replacement, substitution or instrument evidencing any refinancing of the Credit Agreement.
          “Synthetic Lease” shall mean that certain Master Lease Agreement dated as of April 13, 2006 by and between Services, as lessee and the Bank, as lessor, as the same may be amended, modified or supplemented from time to time.
          “Synthetic Master Agreement” shall mean that certain Master Agreement dated as of April 13, 2006 by and among the Parent, Servicer, as lessee, the financial institutions named therein and the Bank, as lessor, as the same may be amended, modified or supplemented from time to time.
          SUBPART (b) Section 7.2 of the Master Agreement is hereby amended by deleting such Section in its entirety and substituting in lieu thereof the following:

     “SECTION 7.2 MONEY OBLIGATIONS. Each of Parent, SPV and Servicer shall pay in full (a) prior in each case to the date when penalties would attach, all taxes, assessments and governmental charges and levies (except only those so long as and to the extent that the same shall be contested in good faith by appropriate and timely proceedings and for which adequate reserves have been established in accordance with GAAP) for which it may be or become liable or to which any or all of its properties may be or become subject; (b) all of its wage obligations to its employees in compliance with the Fair Labor Standards Act (29 U.S.C. 206-207) or any comparable provisions; and (c) all of its other obligations calling for the payment of money (except only those so long as and to the extent that the same shall be contested in good faith and for which adequate reserves have been established in accordance with GAAP) before such payment becomes overdue, except where the failure to make such payment could not reasonably be expected to have a Material Adverse Effect.”
     SUBPART (c) Section 7.7 of the Master Agreement is hereby amended by deleting such Section in its entirety and substituting in lieu thereof the following:
     “SECTION 7.7 MERGER; ACQUISITION; SALE OF ASSETS. SPV shall not merge or consolidate with, acquire all or substantially all of the assets or capital stock of, or otherwise combine with any Person. Neither Parent nor Servicer (i) shall merge or consolidate with, acquire all or substantially all of the assets or capital stock of, or otherwise combine with any Person; provided, however, that Parent or Servicer may merge or consolidate with or acquire all or substantially all of the assets of any other Person, if at the time of any such merger, consolidation or acquisition and immediately after giving effect thereto, (w) no Default or Event of Default shall have occurred and be continuing and immediately, (x) Parent or Servicer, as the case requires, shall be the surviving entity, (y) Servicer shall continue to be a wholly owned subsidiary of Parent and (z) Parent and Servicer shall continue to hold all or substantially all of their respective businesses and assets held prior to such merger, acquisition or consolidation or (ii) shall sell, lease or transfer or otherwise dispose of all or substantially all of its assets to any Person, other than the transfer of Servicer or Parent of all of its rights in the Subscriber Funds to SPV. SPV shall not sell, lease or transfer or otherwise dispose of all or a substantial part of its assets to any Person.”
     SUBPART (d) Section 7.9(c) of the Master Agreement is hereby amended by deleting such Section in its entirety and substituting in lieu thereof the following:
     “(c) All Investments shall comply with the Investment Policy for Subscriber Funds, as adopted on January 31, 2002, as such Investment Policy may be amended, modified, supplemented, or replaced from time to time as approved from time to time by the Board of Directors of the Parent and as consented to by the Bank, such consent not to be unreasonably withheld or delayed (the “Investment Policy”).”
     SUBPART (e) Clauses (d), (e), (f) and (g) of Section 7.9 of the Master Agreement are hereby amended by deleting such clauses in their entirety and substituting in lieu thereof the following clauses (d) and (e):

     “(d) The Parent will maintain on the last day of each Fiscal Quarter, commencing with the Fiscal Quarter ending March 31, 2006, a Leverage Ratio of not greater than 2.50:1.00.
     (e) The Parent will maintain, as of the end of each Fiscal Quarter, commencing with the Fiscal Quarter ending March 31, 2006, a Fixed Charge Coverage Ratio of not less than 3.00:1:00.”
     SUBPART (f) Section 7.16 of the Master Agreement is hereby deleted in its entirety and the following is substituted in lieu thereof:
     “SPV will not create, incur, assume or suffer to exist any Lien on any of its assets or property now owned or hereafter acquired, except (a) Liens now or hereafter created in favor of the Bank, and (b) Liens described in clause (i) of the definition of Permitted Liens in Article I. Servicer will not create, incur, assume or suffer to exist any Lien on (x) any of the Collateral, as defined in that certain Second Amended and Restated Security Agreement by and among Servicer, the Parent and the Bank of even date herewith, as amended, restated or replaced from time to time, (y) the stock of the SPV, or (z) the Receivables and the Subscriber Funds Agreements, as such terms are defined in that certain Amended and Restated Contribution Agreement between the SPV, Servicer, and Parent dated as of August 5, 2003, as amended, restated or replaced from time to time (collectively the “Bank Collateral”), other than in favor of the Bank and other than Permitted Liens. The Parent will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien on any of the assets of the SPV or on any of the Bank Collateral other than as permitted above. The Parent will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien on any other assets or property now owned or hereafter acquired, except:
(a) Liens securing the indebtedness and obligations of the Parent and/or Servicer under the Credit Agreement or any Replacement Credit Agreement; provided, however, that the principal amount of Indebtedness under any Replacement Credit Agreement secured by Liens may not exceed $300,000,000;
(b) Permitted Liens;
(c) any Liens on any property or asset of the Parent or any Subsidiary existing on the April 13, 2006 as set forth on Schedule 7.16 hereof;
(d) Liens securing Swap Contracts and Synthetic Lease Obligations (as defined in the Credit Agreement or any Replacement Credit Agreement); provided, however, that the principal amount of Synthetic Lease Obligations secured by Liens may not exceed $110,000,000;
(e) Liens securing Indebtedness in an aggregate amount not to exceed $25,000,000 in any one Fiscal Year and $60,000,000 in the aggregate;

(f) any Lien (i) existing on any asset of any Person at the time such Person becomes a Subsidiary of the Parent, (ii) existing on any asset of any Person at the time such Person is merged with or into the Parent or any Subsidiary of the Parent or (iii) existing on any asset prior to the acquisition thereof by the Parent or any Subsidiary of the Parent; provided, that any such Lien was not created in the contemplation of any of the foregoing and any such Lien secures only those obligations which it secures on the date that such Person becomes a Subsidiary or the date of such merger or the date of such acquisition;
(g) Liens on assets of Foreign Subsidiaries (as defined in the Credit Agreement (or any Replacement Credit Agreement)) securing Indebtedness of such Foreign Subsidiaries not to exceed $25,000,000 at any one time outstanding; and
(h) extensions, renewals, or replacements of any Lien referred to in paragraphs (a) through (d) of the foregoing; provided, that the principal amount of the Indebtedness secured thereby is not increased and that any such extension, renewal or replacement is limited to the assets originally encumbered thereby.”
     SUBPART (g) Section 7.18 of the Master Agreement is hereby amended by deleting such Section in its entirety and substituting in lieu thereof the following:
     “SECTION 7.18 INVESTMENTS. SPV will not make or permit to remain outstanding any advance, loan, extension of credit, or capital contribution by it to or investment by it in any Person, or purchase or own any stock, bonds, notes, debentures, or other securities of any Person, or be or become a joint venturer with or partner of any Person, except (i) SPV may purchase the Investments, and (ii) SPV may hold all of the outstanding stock of CKFR Receivables Corporation, a Nevada corporation (“CRC”); provided, however, that CRC shall not engage in any activities, undertake any business, or incur any indebtedness or liabilities other than maintaining its corporate existence without the prior written consent of Bank. Servicer shall not make or permit to remain outstanding any advance, loan, extension of credit, or capital contribution by it to or investment by it in any Person, or purchase or own any stock, bonds, notes, debentures, or other securities of any Person, or be or become a joint venturer with or partner of any Person except (i) that Servicer may make any capital contribution in SPV, (ii) that Servicer may make any other Permitted Investment, and (iii) as otherwise permitted under Section 7.4 of the Credit Agreement (or the equivalent provision of any Replacement Credit Agreement).”

     SUBPART (h) Section 9.2(a) of the Master Agreement is hereby amended by deleting such Section in its entirety and substituting in lieu thereof the following:
          “(a) If Parent or SPV fails to comply with any provision of Section 7.9 (other than Sections 7.9(a) and (b)), it shall be a Level Two Event of Default.”
     SUBPART (i) Section 9.5(a) of the Master Agreement is hereby amended by inserting immediately preceding the term “SPV” appearing therein, the word and punctuation “Parent,”.
     SUBPART (j) Section 9.7 of the Master Agreement is hereby amended by deleting such Section in its entirety and substituting in lieu thereof the following:
          “SECTION 9.7 OTHER INDEBTEDNESS.
          (a) Unless otherwise specifically addressed in this Article IX, if the administrative agent or a lender gives written notice that a default in the payment of principal or interest or other material breach or default occurs under any loan agreement between Bank and Parent or an Affiliate of Parent, other than this Agreement, and such breach or default is not cured within any applicable cure period, it shall be a Level Two Event of Default.
          (b) If the administrative agent, trustee, lessor, lender or other creditor gives written notice to Servicer that a default in the payment of principal or interest or other material default or breach shall occur under any other agreement, document or instrument to which Servicer is a party which is not cured within any applicable grace period, and such default or breach (i) involves the failure to make any payment when due in respect of any Indebtedness (other than the Obligations) of Servicer in the aggregate, during any twelve month period, in excess of $25,000,000, or (ii) causes, or permits any holder of such Indebtedness to cause such Indebtedness or a portion thereof in excess of $25,000,000 in the aggregate during any twelve month period, to become due prior to its stated maturity, it shall be a Level Three Event of Default; provided, however, that a breach of (A) Sections 5.1(b) or (c) of the Construction Agreement (delays in starting or finishing the buildings), (B) Section 4.1(r) of the Synthetic Master Agreement (environmental representation), (C) Section 4.1(s) of the Synthetic Master Agreement (condition of leased property), (D) Article XII(d) of the Synthetic Lease (failure to maintain insurance on the property), or (E) Article XII(f) of the Synthetic Lease to the extent that the applicable failure to perform an obligation under an Operative Document (as defined therein) giving rise to an event of default under said Article XII(f) is not material, shall not, directly or indirectly, give rise to a cross-default under this clause (b).
          (c) If the administrative agent, trustee, lessor, lender or other creditor gives written notice to Parent that a default in the payment of principal or interest or other material default or breach shall occur under any other agreement, document or instrument to which Parent is a party which is not cured within any applicable grace period, and such default or breach (i) involves the failure to make any payment when due in respect of any

Indebtedness of Parent in excess of $25,000,000 in the aggregate during any twelve month period, or (ii) causes, or permits any holder of such Indebtedness to cause such Indebtedness or a portion thereof in excess of $25,000,000 in the aggregate during any twelve month period, to become due prior to its stated maturity, it shall be a Level Two Event of Default; provided, however, that a breach of (A) Sections 5.1(b) or (c) of the Construction Agreement (delays in starting or finishing the buildings), (B) Section 4.1(r) of the Synthetic Master Agreement (environmental representation), (C) Section 4.1(s) of the Synthetic Master Agreement (condition of leased property), (D) Article XII(d) of the Synthetic Lease (failure to maintain insurance on the property), or (E) Article XII(f) of the Synthetic Lease to the extent that the applicable failure to perform an obligation under an Operative Document (as defined therein) giving rise to an event of default under said Article XII(f) is not material, shall not, directly or indirectly, give rise to a cross-default under this clause (c).”
     SUBPART (k) Section 9.10 of the Master Agreement is hereby amended by deleting such Section in its entirety and substituting in lieu thereof the following:
          “SECTION 9.10 JUDGMENTS. If one or more judgments, orders or awards for the payment of money in an aggregate amount in excess of $1,000,000 in the case of SPV and $25,000,000 in the case of Servicer (exclusive of any judgment, order or award amount to the extent covered by a reputable insurance, bond, surety or similar instrument (subject to customary deductibles) issued by a reputable insurance company or surety where the insurer or holder of such bond, surety or instrument, as the case requires, has not contested liability in respect of such judgment, order or award so long as SPV or Servicer is seeking to recover under such insurance, bond, surety or similar instrument) shall be rendered against the SPV or Servicer, respectively, and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment, order or award or (ii) there shall be a period of 30 consecutive days during which such judgment, order or award remains unsatisfied and a stay of enforcement of such judgment, order or award shall not be in effect, it shall be a Level Three Event of Default.”
     Section 2. Certain References. Each reference to the Master Agreement in any of the Transaction Documents shall be deemed to be a reference to the Master Agreement as amended by this Amendment.
     Section 3. Expenses. Servicer shall reimburse the Bank upon demand for all costs and expenses (including attorneys’ fees) incurred by the Bank in connection with the preparation, negotiation and execution of this Amendment and the other agreements and documents executed and delivered in connection herewith.
     Section 4. Benefits. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.
     Section 5. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF

THE STATE OF GEORGIA APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.
     Section 6. Effect. Except as expressly herein amended, the terms and conditions of the Master Agreement remain unchanged and in full force and effect. The amendments contained herein shall be deemed to have prospective application only, unless otherwise specifically stated herein.
     Section 7. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and shall be binding upon all parties, their successors and assigns.
     Section 8. Definitions. All capitalized terms not otherwise defined herein are used herein with the respective definitions given them in the Master Agreement.
     Section 9. No Waiver/Bring-Down of Representations. This Amendment shall not be construed as a waiver of any Event of Default that may be in existence as of the date hereof or that hereafter may occur. To be effective, any such waiver shall be expressly granted in writing and shall be limited to the extent set forth therein. Services and SPV hereby certify that all representations made by them in the Master Agreement remain true and correct in all material respects as if made on and as of the date hereof except to the extent that facts and circumstances have changed so as to render such representations untrue or misleading but where such changes in facts or circumstances are permitted by the terms of the Master Agreement and/or do not otherwise constitute an Event of Default thereunder.
[Signatures on next page.]

     IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Master Agreement to be executed as of the date first above written.

BASTOGNE, INC.

By:	/s/ David E. Mangum

	Name:	David E. Mangum

	Title:	President

CHECKFREE SERVICES CORPORATION

By:	/s/ David E. Mangum

	Name:	David E. Mangum

	Title:	Executive Vice President

CHECKFREE CORPORATION, solely in its capacity as Parent under Sections 7.2, 7.7, 7.9, 7.16, 7.18 and 9.7 of the Master Agreement, as amended hereby

By:	/s/ David E. Mangum

	Name:	David E. Mangum

	Title:	Executive Vice President

SUNTRUST BANK

By:	/s/ Brian K. Peters

	Name:	Brian K. Peters

	Title:	Managing Director